EXHIBIT 15.1

Dr. Conny Mosley Joins the True Leaf Veterinary Advisory Board

Veterinarian and integrative pain management expert Dr. Conny Mosley will advise on the development of cannabis products for pets at True Leaf

VERNON, British Columbia, May 14, 2019 (GLOBE NEWSWIRE) -- True Leaf Medicine International Ltd. (“True Leaf” or the “Company”) (CSE: MJ) (OTCQX: TRLFF) (FSE: TLA), a leading global cannabis and hemp wellness brand for pets, today announced the appointment of veterinarian Dr. Conny Mosley, Dr. Med. Vet., DACVAA, CVA, to the True Leaf Veterinary Advisory Board.

Dr. Mosley is a Director and Vice-President of the Canadian Association of Veterinary Cannabinoid Medicine (CAVCM) and brings more than 20 years of experience in veterinary medicine to True Leaf. She currently leads the integrative pain management service at the VCA Canada 404 Veterinary Emergency and Referral Hospital in Newmarket, Ontario, which improves the quality of life for pets through perioperative, postoperative, acute and chronic pain management.

“We are proud to welcome another top veterinarian dedicated to advancing cannabis-based therapies for pets to the True Leaf Veterinary Advisory Board,” said Darcy Bomford, Founder and Chief Executive Officer of True Leaf. “Our commitment to be the leading global cannabis-for-pets brand starts with product excellence. We are working side-by-side with our veterinary advisors to research and develop the safest, most effective cannabis products for pets. Dr. Mosley will be a key member of our team as we work towards launching a best-to-market CBD product for pets and begin development on a veterinary exclusive line.”

Dr. Mosley is a strong advocate for cannabis-based therapies for animals, and through her work at CAVCM, and with the Canadian Veterinary Medical Association (CVMA), is encouraging Health Canada to amend the Access to Cannabis for Medical Purposes Regulations (ACMPR) to permit the future classification of CBD as a Veterinary Health Product. This would open the door for True Leaf to bring legal and quality-controlled CBD products for pets to market in Canada.

“Veterinary clinics across the country are seeing strong client demand for legal and effective medicinal cannabis products for pets,” said Dr. Mosley. “I joined True Leaf because its team of pet industry veterans are at the forefront of evidence-based product development. In this new role, I look forward to continuing research on cannabinoid medicine to target specific pet health challenges, educating the veterinary community and pet parents on the benefits of cannabis for pets, and helping guide the development of cannabis products that veterinarians can trust.”

Dr. Mosley joins pioneer cannabis-for-pets veterinarian Dr. Katherine Kramer, DVM, DABVP (Canine & Feline Practice), CVA, CVTP, on the True Leaf Veterinary Advisory Board. Dr. Kramer is the Founding Chair of the Board and one of the foremost knowledge leaders on cannabinoid medicine for pets globally.

About True Leaf

True Leaf is a leading global cannabis and hemp wellness brand for pets. Inspired by the unconditional love our pets give us every day, we return that love through our wellness pet products which help maintain and protect the natural vitality of our pet companions. “Return the Love” is the purpose that drives our business and is at the heart of our values to bring happiness to pets and their owners.

www.trueleaf.com

Media Contact:

Paul Sullivan
Director, Public Relations
Paul@trueleaf.com
O: 604-685-4742
M: 604-603-7358

Investor Contact:

Kevin Bottomley (Canada)
Director and Corporate Relations
Kevin@trueleaf.com
M: 778-389-9933

Phil Carlson (US)
KCSA Strategic Communications
pcarlson@kcsa.com
O: 212-896-1233

Scott Eckstein (US)
KCSA Strategic Communications
seckstein@kcsa.com
O: 212-896-1210

Follow True Leaf
Twitter: @trueleafpet
Facebook: True Leaf PetInstagram: @trueleafpet

Forward-Looking Statements

This news release contains forward-looking statements and management may make additional forward-looking statements in response to your questions. Such written and oral disclosures are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995 and True Leaf hereby claims such safe harbour protection for all forward-looking statements. True Leaf believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions; however, True Leaf’s actual results and performance and the value of its securities could differ materially from those set forth in the forward-looking statements due to the impact of many factors summarized in the "Risk Factors" section of True Leaf’s Offering Circular Form 1-A filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities and other discussions of risk factors contained in True Leaf’s periodic filings or supplements to the offering circular. True Leaf's Offering Circular Form 1-A can be found at ir.trueleaf.com. Forward-looking statements speak only as of the date they are made. True Leaf undertakes no obligation to update or revise any such information for any reason after the date of this presentation unless required by law.

A photo accompanying this announcement is available at http://www.globenewswire.com/NewsRoom/AttachmentNg/279ec471-624c-44b8-8c41-eab1d3e08f02